Exhibit 99.1

NEWS FROM	Precision Castparts Corp.

4650 S. W. Macadam Ave.	CONTACT:	Dwight Weber
Suite 440		(503) 417-4855
Portland, OR 97239
Telephone (503) 417-4800	Web Site: http://www.precast.com

PRECISION CASTPARTS CORP. ENHANCES AEROSPACE FASTENER
CAPABILITIES BY ACQUIRING AIR INDUSTRIES CORPORATION

PORTLAND, Oregon – January 25, 2005 – Precision Castparts Corp. (NYSE: PCP) has entered into definitive agreements to acquire the shares of Air Industries Corporation (AIC) and the assets of Air Tuf Products, Inc. for $194.0 million in cash.

Founded in 1951, privately held AIC is a leading manufacturer of airframe fasteners, which include bolts, pins, and screws made from titanium and nickel-based alloys.  This acquisition will significantly enhance PCC’s presence in the aerospace fastener market by expanding the Company’s product portfolio.  AIC employs 510 people at its facilities in Garden Grove, California.

The transaction for AIC, which is expected to be treated as an acquisition of assets for tax purposes, and the acquisition of Air Tuf assets should generate approximately $57 million in tax savings over the next 15 years, which are worth approximately 18 percent of the total acquisition price on a present value basis.  The acquisitions will be immediately accretive to earnings.

“Since our successful acquisition of SPS Technologies in December 2003, we have been actively pursuing aerospace fastener manufacturers that would ‘tuck in’ with our existing product line, and AIC fits squarely into that strategy,” said

Mark Donegan, PCC’s chairman and chief executive officer.  “AIC’s significant presence in structural airframe bolts and its expertise in titanium fastener products will greatly expand our manufacturing capabilities and the range of fastener product families we can offer to our customers.  The founder and management of AIC have built a great company, which we are excited to add to the PCC and SPS family.”

PCC will also acquire AIC’s production facilities and associated real property in Garden Grove, California, and through PCC Precision Tool Group, the assets of Air Tuf Products, Inc., a manufacturer of header tooling and punch dies located in Phoenix, Arizona.

PCC has entered into agreements assuring that both the president and chief operating officer will aid in the transition and ensure optimal performance from AIC in the future.

The transaction, which is subject to regulatory approvals, including Hart-Scott-Rodino, is expected to close in the fourth quarter of fiscal 2005.  PCC will fund the acquisition with cash on hand.

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products.  It serves the aerospace, power generation, automotive, and general industrial and other markets.  PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines.

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Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, automotive, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of energy, materials, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement.  Any forward-looking statements should be considered in light of these factors.  The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at the PrimeZone Media Network’s website – http://www.PrimeZone.com or PCC’s home page at http://www.precast.com.